U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective January 12, 2007, UCN, Inc., entered into the Agreement and Plan of Acquisition with, BenchmarkPortal, Inc., a California Corporation, (BMP), and certain controlling stockholders of BMP. Through the acquisition UCN will acquire a call center survey and analysis business, operated under the name of ECHO™. The ECHO business includes: 1) a customer base, of which over half are Fortune 500 companies; 2) automated survey and analysis software and related service offerings; and 3) the related sales, marketing and technical staff.

Under the Agreement BMP will merge with and into Echo Metrics, Inc., a subsidiary formed by UCN to effect the acquisition. Echo Metrics will be the surviving corporation. Completion of the acquisition is subject to satisfaction of certain conditions customary for transactions of this type, including review of intellectual property, obtaining BMP stockholder approval, obtaining approval of UCN’s principal lender, and completing an audit of BMP financial statements. Assuming those conditions are met, the transaction is expected to close during the first quarter of 2007.

In the Merger all of the outstanding capital stock of BMP will be exchanged and converted to the right to receive from UCN the following consideration.

•	UCN will pay $500,000 in cash to or for the benefit of the BMP stockholders at closing. Out of this amount certain fees and expenses of BMP associated with the transaction will be paid.

•	UCN will issue to the BMP stockholders shares of its restricted common stock with a market value of $4,500,000, based on average trading prices over a specified period.

•	UCN will pay to the BMP stockholders $2,000,000 of additional cash in 36 equal monthly installments of $55,556, subject to adjustment under certain circumstances. Specifically, if monthly recurring revenue from the sale of ECHO services to customers of the ECHO services as of the date of closing falls, after closing, below $265,766 per month (as adjusted down over the payment period based on a 2% annual attrition rate) the monthly payment will be adjusted down dollar for dollar for each monthly shortfall during the first two years of the payment period and 50 cents for each dollar of monthly shortfall in the last year. However, for any months during the payment period that the monthly recurring revenue from the ECHO legacy customers exceeds the required amount, the excess will be accumulated and applied to reduce a monthly shortfall before any reduction in the monthly payment and will also be applied to recoup the portion of any payments in prior months not made because of a shortfall. Payment of the $2,000,000 (or lesser adjusted amount) is secured by the ECHO software acquired by Echo Metrics through the merger.

•	UCN will pay to the BMP stockholders a contingent quarterly earnout based on monthly recurring revenue from the sale of ECHO services during the four-year period after closing. If only monthly recurring revenue for each calendar quarter after closing exceeds a base amount of $900,000, UCN will pay to the Security Holders 15% of the revenue in excess of the base for the first year, 16% of the revenue in excess of the base for the second year, 18% of the revenue in excess of the base for the third year, and 20% of the revenue in excess of the base for the last year. The aggregate amount of the contingent quarterly payments cannot exceed $7,000,000. If after giving effect to the distribution of the contingent quarterly payment for a given quarter the total value of the UCN stock issued to the Security Holders is less than 40 percent of the total consideration paid to date, then the payment for that quarter will be made in shares of common stock of UCN (based on market value at the time of payment) to the extent necessary so that the total consideration paid to the Security Holders is 40% common stock of UCN.

Prior to closing the acquisition, BMP will sell certain assets not used in operating the ECHO business and will distribute to its stockholders cash and other property.

Item 9.01	Financial Statements and Exhibits

Exhibits

Attached to this report as Exhibit 99.1 is the press release entitled “UCN Announces Definitive Acquisition Agreement to Purchase Leading Automated Survey and Analysis Business,” dated January 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: January 19, 2007	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer